SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
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First Franklin Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if Other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
VOTE REQUIRED AND QUORUM
OWNERSHIP OF COMPANY STOCK
PROPOSAL ONE — ELECTION OF DIRECTOR
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS
RELATED PERSON TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL TWO — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING
OTHER MATTERS

FIRST FRANKLIN CORPORATION
4750 ASHWOOD DRIVE
CINCINNATI, OHIO 45241
(513) 469-5352
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on April 28, 2008
     The Annual Meeting of Stockholders (the “Meeting”) of First Franklin Corporation (“we,” “us” or the “Company”), the holding company for The Franklin Savings and Loan Company, will be held at the Company’s corporate offices located at 4750 Ashwood Drive, Cincinnati, Ohio 45241, on April 28, 2008, at 3:00 p.m. local time.
     The Meeting is for the following purposes, all of which are described in the accompanying Proxy Statement:
1.	The reelection of one director;

2.	The ratification of the selection of Clark, Schaefer, Hackett & Co. as our independent registered public accounting firm for the 2008 fiscal year; and

3.	Such other matters as may properly come before the Meeting or any adjournments thereof.
     Action may be taken on the foregoing proposals at the Meeting on the date specified above or on any date or dates to which the Meeting may be adjourned.
     Stockholders of record at the close of business on March 12, 2008, are entitled to vote at the Meeting and any adjournments. We have enclosed a proxy card and a proxy statement for the Meeting. Please complete and sign the enclosed proxy card and promptly return it in the enclosed envelope. The proxy will not be used if you submit a written revocation or a later-dated proxy to us before the commencement of voting at the Meeting or if you attend the Meeting and vote in person.

Cincinnati, Ohio	By Order of the Board of Directors
March 28, 2008

Thomas H. Siemers President and Chief Executive Officer

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

FIRST FRANKLIN CORPORATION
4750 ASHWOOD DRIVE
CINCINNATI, OHIO 45241
(513) 469-5352
PROXY STATEMENT
Annual Meeting of Stockholders
April 28, 2008
     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of First Franklin Corporation (the “Company,” “First Franklin,” “we” or “us”) of proxies to be used at our 2008 Annual Meeting of Stockholders (the “Meeting”) and all adjournments of the Meeting. We will hold the Meeting at our corporate offices located at 4750 Ashwood Drive, Cincinnati, Ohio 45241, on April 28, 2008, at 3:00 p..m. local time. On or about March 28, 2008, we are first mailing or giving to stockholders the Notice of Annual Meeting of Stockholders, this Proxy Statement and a proxy card.
     The shares represented by proxies will be voted at the Meeting and at all adjournments. You may revoke your proxy at any time before the commencement of voting at the Meeting by either (i) submitting a written revocation or a later-dated proxy to our Secretary, or (ii) attending the Meeting and revoking your proxy in open meeting or voting in person before the proxy is exercised. Attending the Meeting will not, by itself, revoke a proxy. Each properly executed proxy received by our Board of Directors (the “Board”) and not revoked will be voted as directed by the stockholder or, in the absence of specific instructions to the contrary, will be voted:

FOR	the reelection of John L. Nolting as director of the Company for a term expiring in 2011; and

FOR	the ratification of the selection of Clark, Schaefer, Hackett & Co. (“Clark, Schaefer”) as our independent registered public accounting firm for the 2008 fiscal year.
     Proxies may be solicited by the directors, officers, and other employees of the Company and/or The Franklin Savings and Loan Company (“Franklin”) in person or by telephone, mail, facsimile or e-mail for use only at the Meeting. We will pay the costs of preparing, assembling, printing, and mailing the Notice, this Proxy Statement and the enclosed proxy card, and we will pay all other costs incurred in the solicitation of proxies by our Board, other than electronic access, Internet or phone charges that may be incurred by stockholders.
     Only stockholders of record as of the close of business on March 12, 2008, are entitled to notice of, and to vote at, the Meeting. Each stockholder is entitled to one vote for each share held on March 12, 2008. As of that date, we had 1,680,684 shares of common stock issued and outstanding.

VOTE REQUIRED AND QUORUM
     A majority of the shares of our issued and outstanding common stock, present in person or represented by proxy, constitutes a quorum for the Meeting. The following proposals must receive the corresponding vote to be adopted:

Proposal	Required Vote

1. Election of one director	The nominee receiving the greatest number of votes will be elected.

2. Ratification of the selection of Clark, Schaefer as our independent registered public accounting firm for the 2008 fiscal year	The affirmative vote of a majority of the shares represented in person or by proxy at the Meeting and entitled to vote.

     If you hold shares in “street name” with a broker or other nominee, you should review the information provided to you by your broker or nominee. This information will describe the procedures you must follow to instruct your nominee how to vote your street name shares and how to revoke previously given instructions.
     If your shares are held in street name and you do not provide voting instructions to your broker, brokerage firms have the authority, under applicable rules of The NASDAQ Stock Market LLC (“NASDAQ”) and other self-regulatory organizations of which they are members, to vote your shares in their discretion on certain routine matters. The election of directors and the ratification of auditors are considered routine. Proxies signed and submitted by brokerage firms which have not been voted are referred to as “broker non-votes.” However, because the matters to be voted on at the Meeting are routine, we do not expect to receive broker non-votes. Broker non-votes, abstentions, and proxies as to which the authority to vote is withheld are counted toward the establishment of a quorum.
     Because a plurality of the votes cast is required for the election of directors, abstentions, broker non-votes and withheld votes do not have any impact on the election of directors. However, the affirmative vote of a majority of the shares present at the meeting and entitled to vote is required to ratify the selection of Clark, Schaefer. Abstentions will have the effect of votes against ratification. Broker non-votes, however, are not deemed to be “entitled to vote” and will not be included in the voting results on the ratification of the selection of Clark, Schaefer.
     If you sign and date a proxy but do not specify how it should be voted, it will be voted FOR the reelection of the nominee for director and FOR the ratification of the selection of Clark, Schaefer.

OWNERSHIP OF COMPANY STOCK
     The following table contains share ownership information as of March 12, 2008, for (i) each of our directors, (ii) each individual named in the Summary Compensation Table under the heading “Executive Compensation,” (iii) and all directors and officers of the Company and its most significant subsidiary, Franklin, as a group.

Name (1)	Shares Beneficially Owned (2)		Percent of Class (3)

Richard H. Finan	85,674	(4)	5.09

John J. Kuntz	2,150	(5)	0.13

John L. Nolting	8,250	(6)	0.49

Gretchen J. Schmidt	90,568	(7)	5.31

Thomas H. Siemers	400,469	(8)	23.69

Mary W. Sullivan	7,125	(9)	0.42

Daniel T. Voelpel	75,149	(10)	4.41

All directors and executive officers of the Company and Franklin as a group (12 persons)	701,782	(11)	39.75

(1)	Each of the persons listed in this table may be contacted at the Company’s address at 4750 Ashwood Drive, Cincinnati, Ohio 45241.

(2)	Unless otherwise indicated by footnote, the individual has sole voting and investment power for all shares reported as beneficially owned.

(3)	Based on 1,680,684 shares outstanding, plus the number of vested stock options held by the person or group.

(4)	Includes 3,000 shares that may be acquired upon the exercise of stock options and 37,500 shares as to which Mr. Finan shares voting and investment power.

(5)	Includes 750 shares that may be acquired upon the exercise of stock options.

(6)	Includes 6,500 shares that may be acquired upon the exercise of stock options.

(7)	Includes 24,750 shares that may be acquired upon the exercise of stock options, 19,877 shares allocated to Ms. Schmidt’s account in The Franklin Savings and Loan Company Employee Stock Ownership Plan (the “ESOP”) and 1,350 shares as to which Ms. Schmidt shares voting and investment power.

(8)	Includes 9,750 shares that may be acquired upon the exercise of stock options, 48,181 shares allocated to Mr. Siemers’ ESOP account as to which he has sole voting and investment power, 33,656 shares as to which Mr. Siemers has shared voting and investment power, and 163,236 shares owned by the ESOP and allocated to the accounts of participants other than Mr. Siemers as to which Mr. Siemers has shared investment power as the ESOP Trustee.

(9)	Includes 3,750 shares that may be acquired upon the exercise of stock options and 1,500 shares as to which Ms. Sullivan shares voting and investment power.

(10)	Includes 21,750 shares that may be acquired upon the exercise of stock options, 31,083 shares allocated to Mr. Voelpel’s ESOP account and 19,020 shares as to which Mr. Voelpel shares voting and investment power.

(11)	Includes shares held directly, shares allocated to executive officers’ accounts in the ESOP, shares that may be acquired upon the exercise of stock options and shares held by certain family members over which the specified persons effectively exercise sole or shared voting and investment power. Also includes the shares that may be deemed to be beneficially owned by Mr. Siemers as Trustee of the ESOP. Shares owned by the ESOP are counted only once in calculating the total number of shares held by Mr. Siemers and the other directors and executive officers as a group.

     The following table contains share ownership information as of March 12, 2008, regarding those persons or entities known by us to beneficially own five percent or more of our outstanding shares:

Name and Address	Shares Beneficially Owned	Percent of Class

Thomas H. Siemers (1) 4750 Ashwood Drive Cincinnati, Ohio 45241	400,469	23.69

The Franklin Savings and Loan Company Employee Stock Ownership Plan (2) 4750 Ashwood Drive Cincinnati, Ohio 45241	211,417	12.58

Jeffrey L. Gendell (3) 55 Railroad Ave. 3rd Floor Greenwich, Connecticut 06830	121,019	7.20

Tontine Financial Partners, L.P. (3) Tontine Management, L.L.C. (3) 55 Railroad Ave. 3rd Floor Greenwich, Connecticut 06830	112,019	6.67

Gretchen J. Schmidt (4) 4750 Ashwood Drive Cincinnati, Ohio 45241	90,568	5.31

Richard H. Finan (5) 4750 Ashwood Drive Cincinnati, Ohio 45241	85,674	5.09

(1)	See footnote (8) in the preceding table.

(2)	All shares held by the ESOP are also included as shares beneficially owned by Mr. Siemers as Trustee of the ESOP.

(3)	Based upon information contained in a Schedule 13G/A, Amendment No. 2, filed on January 25, 2008, with the Securities and Exchange Commission (the “SEC”) by Tontine Financial Partners, L.P., Tontine Management, L.L.C. and Mr. Jeffrey L. Gendell. According to the Schedule 13G/A, each of the foregoing reported shared voting power and shared dispositive power over 112,019 shares and Mr. Gendell reported sole voting power and sole investment power over 9,000 shares.

(4)	See footnote (7) in the preceding table.

(5)	See footnote (4) in the preceding table.
PROPOSAL ONE — ELECTION OF DIRECTOR
     Our Board takes a critical role in guiding our strategic direction and overseeing our management. Directors are divided into three classes, and directors in each class are elected to serve for three-year terms and until their respective successors are duly elected and qualified. Our stockholders elect approximately one-third of the Board annually.

Nominee for Election and Incumbent Directors
     Pursuant to the Nominating Committee’s recommendation, the Board proposes the reelection of the following nominee to serve as a director of the Company until the annual meeting of stockholders in 2011 and until his successor is duly elected and qualified:

		Positions held	Director of the
Name	Age (1)	with the Company	Company/Franklin Since	Term to Expire

John L. Nolting	75	Director	1987/1981	2011

(1)	As of March 12, 2008.
     John L. Nolting has been the President and Chief Executive Officer of DataTech Services, Inc., a computer service company located in Cincinnati, since 1973. He also serves as the President and Chief Executive Officer of Synoprise Solutions, Inc., a software developer located in Cincinnati, and is a director and the President of DirectTeller Systems, Inc.
     If Mr. Nolting is unable to serve, the shares represented by all valid proxies will be voted for the election of the substitute nominee(s), if any, recommended by the Board. At this time, we know of no reason why Mr. Nolting might be unable to serve if elected. There are no arrangements or understandings between Mr. Nolting and any other person pursuant to which he was selected.
     The Board of Directors recommends that you vote FOR the reelection of Mr. Nolting.
     The following directors will continue to serve after the Meeting for the terms set forth opposite their names:

		Positions held	Director of the
Name	Age (1)	with the Company	Company/Franklin Since	Term to Expire

Richard H. Finan	73	Director	1987/1968	2009

Mary W. Sullivan	51	Director	2003/1996	2009

John J. Kuntz	56	Director	2006/2003	2010

Thomas H. Siemers	74	President, Chief	1987/1953	2010
		Executive Officer
		and Director

(1)	As of March 12, 2008.
     Richard H. Finan is an attorney and has practiced law since 1959, and is currently serving Of Counsel to the Columbus and Cleveland, Ohio law firm of Calfee, Halter and Griswold LLP. Mr. Finan was a member of the Ohio General Assembly from 1973 until 2002 and served as President of the Ohio Senate from 1997 until 2002. Mr. Finan also serves on the University of Dayton Board of Trustees.
     Mary W. Sullivan has been an attorney with the Cincinnati, Ohio law firm of Peck, Shaffer & Williams LLP since 1980. Ms. Sullivan serves as a director of Summit Mutual Funds, Inc., is the chairwoman of the Hamilton County Public Defenders Commission and is a former member of the Ohio Elections Commission.
     John J. Kuntz is the President of Butler Consulting Enterprises, LLC, a consulting firm that provides services to small and mid-size companies looking to sell their business or grow through acquisitions. Mr. Kuntz was formerly President and Chief Executive Officer of Intrieve, Incorporated, a data processing service provider located in Cincinnati, Ohio, and he served in that position from 2000 until Intrieve’s acquisition by Harland Financial Solutions, Inc. in April 2005. Prior to his appointment as President and Chief Executive Officer of Intrieve, Mr. Kuntz had held various positions with Intrieve since his employment there began in 1983. Mr.

Kuntz also is a member of the Board of Trustees of Goshen Township, Ohio and serves on the advisory board of the Xavier University Williams College of Business. Mr. Kuntz is a licensed Certified Public Accountant.
     Thomas H. Siemers is the President and Chief Executive Officer of the Company. He has been a director of Franklin since 1953, served as President and Chief Executive Officer of Franklin from 1968 until July 2006, and has served as Chairman of Franklin since June 30, 2006. Mr. Siemers served as a director of the Federal Home Loan Bank of Cincinnati from 1978 to 1983, as the Chairman of the Ohio Savings and Loan League in 1981 and 1982 and served on the Executive Committee of the U.S. League of Savings Institutions from 1982 to 1985. Mr. Siemers is the father of Ms. Schmidt, the Secretary and Treasurer of the Company and the President, Chief Executive Officer and Vice Chairman of Franklin.
CORPORATE GOVERNANCE
Director Independence
     The Board has determined that Mr. Finan, Mr. Kuntz and Ms. Sullivan, who comprise a majority of the Board, are “independent directors” under NASDAQ independence standards. In determining their independence, the Board concluded that there are no relationships between such persons and the Company or Franklin that would interfere with their exercise of independent judgment in carrying out the responsibilities of a director. In making its independence determination, the Board determined that there are no relationships or transactions between the Company or Franklin and our independent directors that are not disclosed under Item 404 of SEC Regulation S-B. The Board has determined that Mr. Siemers and Mr. Nolting are not independent.
Meetings of the Board and Committees of the Company
     Regular meetings of our Board are held quarterly. During the year ended December 31, 2007, the Board held a total of eight regular and special meetings. All of the directors attended at least 75% of the total meetings of the Board and meetings held by all committees on which such director served during the year.
     Nominating Committee. Our Nominating Committee is comprised of Mr. Finan, Mr. Kuntz and Ms. Sullivan, each of whom is independent under applicable NASDAQ rules. The Nominating Committee met once during 2007. The Nominating Committee operates pursuant to a charter. The charter is not currently available on our website; however, a copy of the Nominating Committee Charter was attached as Exhibit A to the proxy statement for our 2007 annual meeting of stockholders. More information on the Nominating Committee can be found below under the heading “Director Nominations Process and Candidate Selection.”
     Audit Committee. Our Audit Committee is also comprised of Mr. Finan, Mr. Kuntz, and Ms. Sullivan, each of whom is independent under SEC and NASDAQ rules applicable to audit committees. The Audit Committee met four times during 2007. The Board has determined that Mr. Kuntz is a “financial expert” as defined by the SEC. The Audit Committee operates pursuant to a charter. The charter is not available on our website; however, a copy of our Amended and Restated Audit Committee Charter was attached as Exhibit B to our proxy statement for our 2007 annual meeting of stockholders. A description of the duties of the Audit Committee can be found below under the heading “AUDIT COMMITTEE REPORT” below.

     We have no standing compensation committee and we do not pay compensation to any of our employees, which are comprised solely of our executive officers. All of the Company’s executive officers are also executive officers of Franklin, and are compensated by Franklin for their services. In accordance with NASDAQ rules, Mr. Finan, Mr. Kuntz and Ms. Sullivan, our independent directors, oversee and approve the compensation paid by Franklin to our executive officers, including reviewing and approving the determinations of Franklin’s compensation committee as it relates to executive officer compensation. We have determined that a compensation committee for the Company is not necessary because the committee would be comprised of the same three independent directors who already oversee our executive compensation. Our entire Board oversees and approves the Company’s and Franklin’s director compensation.
Meetings of the Board and Committees of Franklin
     Franklin’s board of directors includes the five directors of the Company, as well as Gretchen J. Schmidt and The Rev. Barry M. Windholtz. Franklin’s board of directors holds regular monthly meetings, and during 2007 held a total of 15 regular and special meetings. All directors attended at least 75% of the total meetings of Franklin’s board of directors and meetings held by all committees on which such director served. Franklin’s board of directors has standing Executive and Compensation Committees.
     Executive Committee. Franklin’s Executive Committee consists of Franklin’s President and three other members of Franklin’s board of directors. Each member of Franklin’s board of directors, other than Franklin’s President, serves for a total of six months during the year on a rotating basis. This committee only meets as is necessary, and did not meet during 2007. The committee exercises the power of Franklin’s board of directors between regular meetings of Franklin’s full board of directors, and all of its actions are reviewed and ratified by Franklin’s full board.
     Compensation Committee. Franklin’s Compensation Committee reviews and makes recommendations to Franklin’s board of directors regarding compensation of, and benefit programs involving, Franklin’s employees, including its executive officers. The determinations of Franklin’s Compensation Committee relating to executive officer compensation are reviewed and approved by the Company’s independent directors. The Compensation Committee is comprised of Messrs. Siemers, Finan, and Nolting. Mr. Siemers does not participate in decisions or deliberations regarding his own compensation. This committee met once during 2007.
Director Nomination Process and Candidate Selection
     Our Nominating Committee oversees the nominations process and recommends to the Board a slate of nominees for election as directors. The members of the Nominating Committee are Mr. Finan, Mr. Kuntz and Ms. Sullivan, each of whom is independent. The Nominating Committee Charter sets forth the committee’s responsibilities regarding the nominations process.
     Our Nominating Committee has not established a formal process for identifying and evaluating nominees due to the committee’s desire to approach the nominations process according to the composition of our Board at the time. However, the process for identifying and evaluating nominees is generally as follows: In the case of an incumbent director whose term of office is set to expire, the Nominating Committee reviews the director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation, and quality of performance. When searching for a new candidate, the committee may look first to directors of Franklin who are not on the Company’s Board. The Nominating Committee will then either nominate incumbent directors for reelection, will nominate current directors of Franklin to serve on the Company’s Board or, if the committee feels a new director is necessary or desirable, will use its network of contacts to compile a list of potential candidates. The committee then meets to discuss and consider each candidate’s qualifications and chooses the nominees by majority vote.
     The Nominating Committee does not have any specific criteria that it believes nominees for election as directors of the Company must meet. However, the committee generally looks for candidates who will be most effective in meeting the long term interests of the Company and our stockholders, who possess high personal values, integrity, and judgment, and who have an understanding of the environment in which the Company and Franklin do business. Factors such as community involvement, financial and business development expertise and business experience are all considered when evaluating potential nominees. In the case of new director candidates, the committee determines whether the nominee is “independent” and whether the new director must be independent for us to remain in compliance with NASDAQ listing requirements.
     The Nominating Committee will consider director candidates recommended by stockholders. The Nominating Committee Charter provides that the committee will receive and evaluate candidates for director proposed by stockholders equally, and using the same criteria, as recommendations from our Board, the Nominating Committee, management or other sources. Other than as set forth in the charter, the Nominating Committee does not have any other policies regarding the consideration of such recommendations. Our lack of policies regarding stockholder recommendations is primarily due to our lack of experience with such recommendations and the need to evaluate any such recommendations on a case-by-case basis.
     A stockholder who wishes to make a recommendation for a director candidate should contact our Board of Directors in the manner described below the heading “Stockholder Communications with Directors.” Any stockholder wishing to make a formal nomination for a director candidate must follow the procedures set forth in Article II, Section 11 of our Amended and Restated Bylaws.
Processes and Procedures for Determining Director and Executive Officer Compensation
     Each year in conjunction with Franklin’s annual budgeting process, management and Franklin’s Compensation Committee review thrift industry compensation survey information obtained from trade associations and the local Chamber of Commerce, as well as Franklin’s current compensation structure. Based upon this review, an overall compensation budget for Franklin is established and approved by Franklin’s board.
     In light of this budget, Ms. Schmidt, Franklin’s President and Chief Executive Officer, recommends salary levels for Franklin’s other executives based upon her performance reviews of Franklin’s executive officers and salary information contained in the compensation surveys reviewed by the Compensation Committee. The Compensation Committee then reviews Ms. Schmidt’s recommendations and approves annual salaries for Franklin’s executive officers, which is done in light of any employment agreement between the officer and Franklin providing for a specified amount of compensation. Franklin’s Compensation Committee directly conducts Ms. Schmidt’s performance review and establishes her salary based on her performance, the compensation survey information available and the overall compensation budget.
     In addition to their base salary, our executive officers receive allocations under Franklin’s employee stock ownership plan and Franklin’s non-contributory defined contribution plan, both of which are described below under the heading “Retirement Benefits.” Participation in these plans is not limited to just officers, and all employees who meet specified eligibility requirements may participate. Also, our officers receive a limited amount of perquisites, such as car allowances and insurance benefits, which are considered by the Compensation Committee when determining salary levels and overall compensation.
     Once Franklin’s Compensation Committee and board have determined executive officer compensation for the year, the compensation of our executive officers (including the determinations of Franklin’s Compensation Committee) is further reviewed and approved by the Company’s independent directors in accordance with NASDAQ rules.
     Both the Company’s and Franklin’s director fees are set by the Company’s full Board, based on a review of director fees at comparably sized companies.
Director Compensation
     The following tables set forth all compensation paid by the Company and Franklin to their directors during 2007, excluding Mr. Siemers, whose compensation as a director of the Company is included in the

“Summary Compensation Table” below. Neither Mr. Siemers nor Ms. Schmidt received director fees from Franklin in 2007. The Company and Franklin only pay cash director fees and do not pay any other form of director compensation. Neither the Company nor Franklin pays fees for meeting attendance.

Director Compensation - First Franklin Corporation
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash (1)	Awards	Awards	Compensation	Earnings	Compensation	Total (1)

Richard H. Finan	$7,500	—	—	—	—	—	$7,500

John H. Nolting	$7,500	—	—	—	—	—	$7,500

Mary W. Sullivan	$7,500	—	—	—	—	—	$7,500

John J. Kuntz	$7,500	—	—	—	—	—	$7,500

(1)	Consists solely of an annual cash retainer of $7,500 paid in five equal installments.

Director Compensation - Franklin Savings and Loan Company
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash (1)	Awards	Awards	Compensation	Earnings	Compensation	Total (1)

Richard H. Finan	$18,000	—	—	—	—	—	$18,000

John L. Nolting	$18,000	—	—	—	—	—	$18,000

Mary W. Sullivan	$18,000	—	—	—	—	—	$18,000

John J. Kuntz	$18,000	—	—	—	—	—	$18,000

Robert L. Bollin (2)	$10,500	—	—	—	—	—	$10,500

Barry M. Windholtz	$18,000	—	—	—	—	—	$18,000

(1)	Consists solely of a $18,000 annual cash retainer, paid in equal monthly installments.

(2)	Reflects fees paid for partial service during the year. Mr. Bollin resigned from Franklin’s board on August 27, 2007.
Stockholder Communications with Directors
     A stockholder may communicate with our directors by mailing a written communication, addressed to the full Board, to an individual director, or to a group of directors at our address at 4750 Ashwood Drive, Cincinnati, Ohio 45241. All such communications will be reviewed by our Secretary and, except for communications clearly of a marketing nature, will then be forwarded to the full Board or to the specified director or directors.
Director Attendance at the Annual Meeting
     We expect all directors and nominees to attend our annual meeting of stockholders. Directors and nominees who cannot attend an annual meeting in person are expected to, if possible, attend telephonically or through other means of communication. Any director or nominee who cannot attend an annual meeting is expected to notify our Secretary of his or her inability to attend as far in advance of the annual meeting as possible. All five of our directors attended our 2007 annual meeting.

EXECUTIVE OFFICERS
     The following information describes the business experience during the past five years of the executive officers of the Company and Franklin, other than Mr. Siemers whose experience is described above under the heading “PROPOSAL ONE — ELECTION OF DIRECTOR AND BOARD INFORMATION.” Each officer is elected annually to serve at the pleasure of the Board of Directors of the Company or Franklin, as applicable. There are no arrangements or understandings between the persons named below and any other person pursuant to which such officers were elected.
     Gregory W. Meyers, age 51, is a Vice President and the Chief Lending Officer of Franklin. Prior to joining Franklin in August 2004, Mr. Meyers served as First Vice President, Manager of Mortgage Lending of First Financial Bank in Hamilton, Ohio. From 1993 to 1997, Mr. Meyers was Vice President of Commercial Real Estate and Mortgage Lending with The Huntington National Bank.
     John P. Owens, age 50, is a Vice President and Chief Retail Banking Officer of Franklin. Prior to joining Franklin in September 2004, Mr. Owens was a Vice President and Commercial Real Estate Officer with Oak Hill Bank. From 1998 until 2003, Mr. Owens was a Vice President and Chief Lending Officer with Ameriana Bank and Trust.
     Gretchen J. Schmidt, age 51, has been the Secretary and Treasurer of the Company since 1988. She also serves as President, Chief Executive Officer and Vice Chairman and a director of Franklin, Vice President, Secretary, and a director of Madison Service Corporation, Franklin’s wholly owned subsidiary, and the Secretary of DirectTeller Systems, Inc. Ms. Schmidt held a variety of part-time positions with Franklin between 1971 and 1978 and has held various full-time positions since 1978. Before becoming Franklin’s President and Chief Executive Officer in July 2006, she was Franklin’s Vice President of Operations, responsible for branch operations and general corporate administration. Ms. Schmidt is the daughter of Mr. Siemers.
     Lawrence J. Spitzmueller, age 50, joined Franklin in 1992 as Chief Compliance and Security Officer, became Vice President for Residential Lending in April 2002, was named Vice President of Compliance and Internal Audit in 2003 and Corporate Secretary in 2006. Prior to joining Franklin, he was an enforcement attorney with the Office of Thrift Supervision.
     Daniel T. Voelpel, age 60, has been Vice President and Chief Financial Officer of the Company since 1988. He also serves as Senior Vice President and Chief Financial Officer of Franklin, Treasurer of DirectTeller Systems, Inc., and Treasurer and a director of Madison Service Corporation. He has been with Franklin since 1983.
Executive Compensation
     The following table provides certain compensation information for Messrs. Siemers and Voelpel and Ms. Schmidt, our named executive officers. The table includes compensation paid by Franklin for all services rendered during the periods shown because the Company currently does not pay any compensation to its executive officers.

Summary Compensation Table
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total

Thomas H. Siemers	2007	$125,000	—	—	—	—	—	$40,133	(1)	$165,133
President, Chief	2006	$157,472	—	—	—	—	—	$65,081	(1)	$222,553
Executive Officer and Director of the Company; Chairman and Director of Franklin

Gretchen J. Schmidt	2007	$175,000	—	—	—	—	—	$34,225	(2)	$209,225
Secretary and	2006	$125,744	—	—	—	—	—	$48,343	(2)	$174,087
Treasurer of the Company; President, Chief Executive Officer and Director of Franklin

Daniel T. Voelpel	2007	$145,000	—	—	—	—	—	$29,576	(3)	$174,576
Vice President and	2006	$138,687	—	—	—	—	—	$27,221	(3)	$165,908
Chief Financial Officer of the Company; Senior Vice President and Chief Financial Officer of Franklin

(1)	Consists of contributions to Franklin’s defined contribution plan of $13,645 for 2007 and $18,703 for 2006, allocations to Mr. Siemer’s ESOP account with values of $7,535 in 2007 and $9,318 in 2006, cash director fees from the Company of $7,500 for each of 2007 and 2006, cash director fees from Franklin of $19,500 for 2006, life insurance premiums paid by Franklin of $3,348 for 2007 and $4,020 for 2006, and $8,105 in 2007 and $6,040 in 2006 for use of a company automobile.

(2)	Consists of contributions to Franklin’s defined contribution plan of $18,111 for 2007 and $15,140 for 2006, allocations to Ms. Schmidt’s ESOP account with values of $10,001 in 2007 and $7,453 in 2006, cash director fees from Franklin of $19,500 in 2006, life insurance premiums paid by Franklin of $565 in 2007 and $454 in 2006, and $5,548 in 2007 and $5,706 in 2006 for use of a company automobile.

(3)	Consists of contributions to Franklin’s defined contribution plan of $15,112 for 2007 and $14,429 for 2006, allocations to Mr. Voelpel’s ESOP account with values of $8,345 in 2007 and $7,189 in 2006, life insurance premiums paid by Franklin of $1,310 in 2007 and $1,222 in 2006, and $4,809 in 2007 and $4,381 in 2006 for use of a company automobile.
Stock Option Information
     The Company did not grant any options to purchase shares of the Company’s stock during 2007. The following table contains information regarding the number and value of unexercised options held by Messrs. Siemers and Voelpel and Ms. Schmidt at December 31, 2007. All currently outstanding options to purchase Company stock are fully vested and exercisable. The Company has never granted, and does not have outstanding, any restricted stock, units or other equity-based awards.

Outstanding Equity Awards at Fiscal Year-End

Option Awards Made By the Company
			Equity Incentive
	Number of	Number of	Plan Awards:
	Securities	Securities	Number of
	Underlying	Underlying	Securities
	Unexercised	Unexercised	Underlying
	Options/	Options/	Unexercised	Option	Option
Name	Exercisable	Unexercisable	Unearned Options	Exercise Price	Expiration Date

Thomas H. Siemers	4,875	—	—	$19.44	03/01/09
	4,875	—	—	$22.42	03/01/10

Gretchen J. Schmidt	4,500	—	—	$18.00	03/23/08
	2,250	—	—	$13.56	03/01/09
	2,250	—	—	$12.81	03/01/10
	2,250	—	—	$7.75	03/01/11
	4,500	—	—	$10.14	03/01/12
	4,500	—	—	$13.73	03/01/13
	2,250	—	—	$17.67	03/01/14
	2,250	—	—	$20.38	03/01/15

Daniel T. Voelpel	4,500	—	—	$18.00	03/23/08
	2,250	—	—	$13.56	03/01/09
	2,250	—	—	$12.81	03/01/10
	3,750	—	—	$10.14	03/01/12
	4,500	—	—	$13.73	03/01/13
	2,250	—	—	$17.67	03/01/14
	2,250	—	—	$20.38	03/01/15

Employment Contracts
     Thomas H. Siemers. In October 2000, Franklin entered into a three-year employment agreement with Mr. Siemers. The agreement provides for a salary and performance review by Franklin’s board at least annually. After such review and prior to the expiration of each year of the agreement, Franklin’s board may extend the agreement for periods of one year each. The current expiration date of the agreement is October 23, 2010. In July 2006, in connection with his retirement as the President and Chief Executive Officer of Franklin, Franklin’s board reduced Mr. Siemers’ annual salary to $125,000 to reflect the reduction in his duties. The agreement also provides for inclusion of Mr. Siemers in any formally established employee benefit, bonus, pension, and profit-sharing plans for which senior management personnel are eligible and for vacation and sick leave.
     Franklin may terminate the agreement at any time. In the event of termination by Franklin for “just cause,” as defined in the agreement, Mr. Siemers has no right to receive any compensation or other benefits for any period following such termination. In the event of a termination other than for “just cause” and not in connection with a “change of control,” as defined in the agreement, Mr. Siemers will be entitled to payment of an amount equal to his annual salary in monthly payments for a period of 36 months, plus benefits. The agreement further provides that in the event of a termination without just cause in connection with or within one year of a “change of control,” Mr. Siemers will be entitled to payment of an amount equal to three times his annual salary. The amount which would be payable to Mr. Siemers in the event of a “change of control,” based upon his salary as of December 31, 2007, is $375,000.

     Daniel T. Voelpel and Gretchen J. Schmidt. On August 10, 2006, Franklin entered into new employment agreements with each of Ms. Schmidt and Mr. Voelpel. These agreements were effective as of July 1, 2006, and had original terms of three years each, but provided that they may be extended annually by Franklin’s board of directors for periods of one year. These agreements have each been extended and have current expiration dates of July 1, 2010. The agreements provide for annual performance reviews by, in the case of Ms. Schmidt, Franklin’s Board, and in the case of Mr. Voelpel, by Franklin’s Board or Ms. Schmidt. The agreements provide for minimum annual base salaries of $175,000 for Ms. Schmidt and $145,000 for Mr. Voelpel, which may be increased in Franklin’s board’s discretion based on the results of the annual performance review. The agreements also provide for vacation and sick leave, as well as participation by Ms. Schmidt and Mr. Voelpel in all formally established employee benefit, bonus and retirement plans maintained by Franklin.
     Franklin may terminate either agreement at any time. If Franklin terminates an agreement for “just cause,” as defined in the agreement, Mr. Voelpel or Ms. Schmidt, as applicable, would have no right to receive any compensation or benefits under the agreement after the date of termination. If the termination is without “just cause” and not in connection with a “change of control,” as defined in the agreement, he or she will be entitled to receive payment of his or her annual salary for a period of 12 months after termination, plus benefits. If the termination is in connection with a “change of control,” Mr. Voelpel or Ms. Schmidt, as applicable, would be entitled to a payment of three times his or her annual salary. The amounts payable to Ms. Schmidt and Mr. Voelpel in the event they were terminated in connection with a “change of control,” based upon their salaries as of December 31, 2007, would be $525,000 and $435,000, respectively.
Retirement Benefits
     Employee Stock Ownership Plan. The Company has established the ESOP for the benefit of employees of the Company and its subsidiaries, including Franklin, who are age 21 or older and who have completed at least one year of service. The ESOP provides an ownership interest in the Company to all eligible full-time employees of Franklin. ESOP shares are allocated among participants on the basis of compensation. Except for participants who retire, become disabled or die during a plan year, all other participants must have completed at least 1,000 hours of service in order to receive an allocation. Benefits under the ESOP become fully vested after five years of service.
     Defined Contribution Plan. Participation in this plan is open to substantially all full-time employees of the Company and its subsidiaries including Franklin, who are age 21 or older and who have completed at least one year of service. Through 2007, this plan was non-contributory and the Company, in its discretion, made an annual contribution to the plan equal to 10% of the eligible employees’ taxable compensation. Participants were not eligible to make contributions to the plan. The Company’s contributions were allocated to each participants’ account, subject to vesting on a graduated scale over six years. Effective January 1, 2008, this plan was converted to a profit sharing plan with a 401(k) feature. Participants are now permitted to contribute to the plan, and the Company is required to make a minimum contribution of 3% of each employee’s annual taxable income to the plan. Each year, depending on the Company’s profits, the Company will consider making a profit sharing contribution to the plan. Each participant may allocate their contribution in specified investment options, which primarily consist of mutual funds. At the participant’s option, their account may be distributed upon termination of employment, death or retirement, or retained in their current investments.

RELATED PERSON TRANSACTIONS
     Franklin, like many financial institutions, has followed a policy of making loans to its officers, directors, and employees and their family members for the financing and improvement of their personal residences and consumer loans for other purposes. None of these loans involve more than the normal risk of collectibility or present other unfavorable features and, except as set forth below, all such loans are made in the ordinary course of business on substantially the same terms and collateral as those available to the general public. Currently, for loans to the officers, directors, and employees of the Company or Franklin , interest rates are generally set at 1% over Franklin’s cost of funds or 2% below the rate being offered to the public, whichever is greater, subject to adjustment to market rates in the event that employment is terminated. The applicable interest rate on each such loan may be modified annually in the discretion of the borrower. If the employment relationship is terminated, the rate reverts to the contract rate. Loan fees on mortgage loans to employees are generally waived, except to the extent of direct loan origination expenses incurred by Franklin. Other loans are reviewed on an individual basis and any preferential treatment given is based on the employee’s length of service, work performance, and past credit history.
     Set forth below is certain information as of March 3, 2008, regarding all loans made by Franklin to each of its and the Company’s current directors or executive officers which were granted at below market rates and which, for any individual, resulted in an aggregate indebtedness to Franklin exceeding $120,000 at any time since January 1, 2007:

							Market Interest
		Largest Amount					Rate at the Time of
	Nature of	Outstanding	Balance as of	Principal Paid	Interest Paid	Current	Origination /
Name	Indebtedness	Since 01/01/2007	03/01/2008	Since 01/01/2007	Since 01/01/2007	Interest Rate	Modification

John J. Kuntz	First mortgage -	$253,209	$247,350	$5,859	$13,152	4.500%	6.500%
	personal residence

Gretchen J. Schmidt	Line of credit	$105,228	$97,935	$7,197	$7,247	4.000%	6.000%
	First mortgage -	482,059	469,866	12,193	22,235	4.000	6.250
	personal residence

Lawrence J. Spitzmueller	First mortgage -	$141,021	$135,970	$5,051	$6,472	4.000%	5.875%
	personal residence
	Line of credit	20,896	19,426	2,978	1,472	4.000	6.000

Daniel T. Voelpel	First mortgage -	$94,170	$88,042	$6,128	$4,258	4.000%	5.750%
	personal residence
	Line of Credit	30,642	27,819	5,659	841	5.125	4.500
	Passbook loan	6,923	6,849	74	345	4.150	5.150
	Passbook loan	6,958	6,894	64	356	4.390	5.390
	Passbook loan	5,814	5,775	39	381	5.580	6.580
	Passbook loan	5,924	5,840	85	335	4.870	5.870
	Passbook loan	4,245	4,090	156	264	5.810	6.810

     In addition to the loans described above, set forth below is certain information as of March 3 2008, regarding all loans made by Franklin to immediate family members of its current directors or executive officers which were granted at below market rates and which, for any individual, resulted in an aggregate indebtedness to Franklin exceeding $120,000 at any time since January 1, 2007. This program was discontinued during 2007.

							Market Interest
		Largest Amount					Rate at the Time of
	Nature of	Outstanding	Balance as of	Principal Paid	Interest Paid	Current	Origination /
Name	Indebtedness	Since 01/01/2007	03/01/2008	Since 01/01/2007	Since 01/01/2007	Interest Rate	Modification

Michael J. Finan (1)	First mortgage -	$148,030	$144,655	$3,375	$9,189	5.375%	6.250%
	personal residence

Christina M. Freese (2)	First mortgage -	$201,074	$196,786	$4,287	$10,163	4.375%	6.500%
	personal residence

Julie L. Gorsuch (1)	First mortgage -	$210,156	$203,697	$6,459	$12,993	5.375%	6.250%
	personal residence

Heidi J. Walsh (3)	Consumer loan	$10,601	$7,054	$3,547	$575	5.490%	7.490%
	First mortgage -	158,207	153,903	4,304	7,513	4.125	6.125
	personal residence
	Consumer loan	6,097	764	5,333	255	5.990	7.990
	Line of credit	30,725	30,250	146	1,987	5.414	6.000

Daniel J. Nolting (4)	First mortgage -	$409,843	$400,195	$9,648	$20,903	4.125%	6.000%
	personal residence

Christian A. Voelpel (5)	First mortgage -	$165,661	$161,623	$4,038	$7,883	4.125%	5.500%
	personal residence
	Line of credit	8,981	8,884	150	556	4.000	5.500

Jeffrey D. Voelpel (5)	First mortgage -	$149,721	$145,616	$4,105	$6,596	4.125%	5.875%
	personal residence

(1)	Mr. Finan’s child.

(2)	Mr. Spitzmueller’s stepdaughter.

(3)	Mr. Siemers’ daughter

(4)	Mr. Nolting’s son.

(5)	Mr. Voelpel’s son.
     We own a 51% interest in DirectTeller Systems, Inc. (“DirectTeller”), an Ohio corporation that markets computer software developed by DataTech Services, Inc. (“DataTech”) to financial institutions. Mr. Nolting is the President and Chief Executive Officer of DataTech, which owns the remaining 49% interest in DirectTeller. Mr. Nolting serves as the director and President of DirectTeller, his son Daniel J. Nolting serves as the Vice President and several officers of the Company also serve as officers of DirectTeller, none of whom receive any compensation from DirectTeller. When our Board of Directors approved this venture in 1989, Mr. Nolting abstained from voting on the matter. We initially contributed $50,000 and DataTech contributed the software that it developed to the initial capitalization of DirectTeller. We are responsible for maintaining the financial records of DirectTeller, and DataTech is obligated to manage its day to day operations, including software maintenance and marketing. DataTech does not receive a management fee for performing these services. From time to time DataTech has performed services for DirectTeller outside the scope of day to day operations and has received payments for doing so. No such services were provided by DataTech to DirectTeller in 2007. Our investment in DirectTeller was $50,000 at December 31, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and executive officers, and persons who own more than 10% of a registered class of our stock, to file reports of ownership and changes of ownership in our stock with the SEC. These persons are required by regulation to furnish us with copies of all Section 16 reports that they file. To our knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16 reports required during the year ended December 31, 2007, were timely filed with the exception of one missed Form 4 filing for Mr. Spitzmueller to report the exercise of 75 stock options, which was later reported on a Form 5.
PROPOSAL TWO — RATIFICATION OF SELECTION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Clark, Schaefer conducted the independent audit of our financial statements for the year ended December 31, 2007, and the Audit Committee has selected Clark, Schaefer as our independent registered public accounting firm for the 2008 fiscal year. Although we are not required by our governing documents or Delaware law to seek stockholder ratification of our auditors, our Board of Directors and the Audit Committee believe it is desirable to do so. If the selection of Clark, Schaefer is not ratified, then the Audit Committee will reconsider its selection. If the selection of Clark, Schaefer is ratified, then the Audit Committee, in its discretion, may nonetheless select a different independent registered public accounting firm any time during the year if it determines that such a change would be in the best interest of the Company and our stockholders.
     The Audit Committee and our Board of Directors request and recommend that our stockholders ratify the selection of Clark, Schaefer as our independent registered public accounting firm for the 2008 fiscal year. Management expects that a representative of Clark, Schaefer will be present at the Meeting, and that such representative will be available to respond to appropriate questions and will have an opportunity, if desired, to make a statement.
     Our Board of Directors and the Audit Committee recommend that you vote FOR the ratification of the selection of Clark, Schaefer as our independent registered public accounting firm for the 2008 fiscal year.
Audit and Non-Audit Fees
     The following table presents fees we paid to Clark, Schaefer for the audit of our annual financial statements for the years ended December 31, 2007 and 2006, and fees billed for other services rendered by Clark, Schaefer during those periods.

	Year Ended	Year Ended
Type of Fees	December 31, 2007	December 31, 2006

Audit fees (1)	$87,375	$81,400

Audit related fees (2)	2,890	1,505

Tax fees (3)	11,010	9,420

All other fees (4)	—	—

Total fees	$101,275	$92,325

(1)	These are fees for professional services performed by Clark, Schaefer for the audit of our annual financial statements and review of financial statements included in our Forms 10-QSB, and services that are normally provided in connection with statutory or regulatory filings or engagements.
(Footnotes continued on next page)

(2)	These are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, such as addressing regulatory issues and internal audit questions.

(3)	These are fees for professional services performed by Clark, Schaefer with respect to tax compliance, tax advice, and tax planning, such as the preparation of federal, state, and local tax returns.

(4)	These are fees for any other work that is not included in any of the above categories, such as the review of our business plan and strategies.
     Our Audit Committee must pre-approve all services to be performed by our independent registered public accounting firm. During 2007, our Audit Committee approved in advance all services provided to us by Clark, Schaefer.
Audit Committee Report
     Our Audit Committee is comprised of Messrs. Finan and Kuntz and Ms. Sullivan, all of whom our Board of Directors has determined are “independent” under NASDAQ Rule 4200(a)(15) and SEC Rule 10A-3. In addition, our Board of Directors has determined that Mr. Kuntz is a “financial expert” under SEC rules. The Audit Committee is responsible for overseeing our accounting functions and controls, as well as engaging an accounting firm to audit our financial statements. Our Board of Directors and Audit Committee have adopted a charter to set forth the committee’s responsibilities. A copy of our Amended and Restated Audit Committee Charter was attached as Exhibit B to our proxy statement for our 2007 annual meeting of stockholders.
     The Audit Committee received and reviewed the report of Clark, Schaefer regarding the results of their audit, as well as the written disclosures and the letter from Clark, Schaefer required by Independence Standards Board Standard No. 1. The Audit Committee reviewed the audited financial statements with our management. A representative of Clark, Schaefer also discussed with the Audit Committee the independence of Clark, Schaefer from the Company, as well as the matters required to be discussed by Statement of Auditing Standards No. 61, as amended. Discussions between the Audit Committee and the representative of Clark, Schaefer included the following:
•	Clark, Schaefer’s responsibilities in accordance with generally accepted auditing standards

•	The initial selection of, and any changes in, significant accounting policies or their application

•	Management’s judgments and accounting estimates

•	Whether there were any significant audit adjustments

•	Whether there were any disagreements with management

•	Whether there was any consultation with other accountants

•	Whether there were any major issues discussed with management prior to Clark, Schaefer’s retention

•	Whether Clark, Schaefer encountered any difficulties in performing the audit

•	Clark, Schaefer’s judgments about the quality of our accounting principles

•	Clark, Schaefer’s responsibilities for information prepared by management that is included in documents containing audited financial statements
     Based on its review of the financial statements and its discussions with management and the representative of Clark, Schaefer, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-KSB for the year ended December 31, 2007, to be filed with the SEC.
     Submitted by the Audit Committee of the Company’s Board of Directors:
Richard H. Finan           John K. Kuntz           Mary W. Sullivan

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING
     Stockholder Proposals Pursuant to Rule 14a-8. In order to be considered for inclusion in the proxy materials distributed to our stockholders for the 2009 Annual Meeting of Stockholders, a stockholder proposal pursuant to SEC Rule 14a-8 must be received by us no later than November 28, 2008. Written requests for inclusion should be addressed to First Franklin Corporation, Attn: Secretary, 4750 Ashwood Drive, Cincinnati, Ohio 45241. Any such proposal will be subject to the requirements of the proxy rules adopted under the Exchange Act.
     Other Stockholder Proposals. With respect to any other stockholder proposal, the proxy card for our 2009 Annual Meeting will grant the named proxies the authority to vote in their discretion on any matters raised at the 2009 Annual Meeting, without mention of the matter in the proxy materials for the meeting, unless the proponent (i) notifies us of such proposal no earlier than December 30, 2008, nor later than January 29, 2009 and (ii) complies with the other requirements set forth in SEC Rule 14a-4.
OTHER MATTERS
     Our Board of Directors is not aware of any business to come before the Meeting other than the matters described in this Proxy Statement. However, if any other matter properly comes before the Meeting, the holders of the proxies will act upon such matter in their best judgment.
     Our 2007 Annual Report to Stockholders, including financial statements, is enclosed with this Proxy Statement. Any stockholder who has not received a copy of our 2007 Annual Report may obtain a copy by writing to us. The 2007 Annual Report is not part of the proxy solicitation materials and is not incorporated herein by reference.

By Order of the Board of Directors:

Cincinnati, Ohio	Thomas H. Siemers
March 28, 2008	President and Chief Executive Officer

REVOCABLE PROXY
FIRST FRANKLIN CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
April 28, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned hereby appoints Richard H. Finan, John J. Kuntz, Thomas H. Siemers and Mary W. Sullivan, or any of them, with full powers of substitution and resubstitution, to act as proxy or proxies for the undersigned to vote all shares of Common Stock of First Franklin Corporation (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders (the “Meeting”) to be held on April 28, 2008, at the corporate offices of the Company located at 4750 Ashwood Drive, Cincinnati, Ohio 45241, at 3:00 p.m. local time and at any and all adjournments thereof, as indicated on the reverse.
The undersigned acknowledges receipt from the Company, prior to the execution of this Proxy, of Notice of the Meeting, a Proxy Statement dated March 28, 2008, and a copy of the 2007 Annual Report to Stockholders.

Dated:	, 2008	Dated:	, 2008

Print name of stockholder		Print name of stockholder

Signature of stockholder		Signature of stockholder
Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.
PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEE AND FOR RATIFICATION OF THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
This proxy shall be deemed terminated and of no further force and effect if the undersigned attends and votes in person at the Meeting or submits a later-dated proxy or written revocation to the Company prior to the commencement of voting at the Meeting.
The Board of Directors recommends a vote “FOR” the nominees listed and “FOR” the ratification of the selection of the Company’s independent registered public accounting firm.

1.	The reelection of one director for a term expiring in 2011:

John L. Nolting

	☐	FOR the nominees listed above (except as otherwise indicated)	☐	WITHHOLD AUTHORITY to vote for the nominees listed above

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below).

2.	The ratification of the selection of Clark, Schaefer, Hackett & Co. as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.
☐ Please check here if you plan to attend the Annual Meeting of Stockholders.
(To be signed on reverse side)